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                                                                      Exhibit 18
                                RULE 18-f.3 PLAN

                              THE FAHNESTOCK FUNDS

               PLAN PURSUANT TO INVESTMENT COMPANY ACT RULE 18f-3

                                  April 8, 1997


         WHEREAS, to date The Fahnestock Funds, a Massachusetts business trust (the "Trust") has issued only one class of shares, representing interests in its Hudson Capital Appreciation Fund portfolio (the "Fund"), which shares have been offered and sold only by Fahnestock & Co., Inc. ("Fahnestock"), as Distributor, with a current maximum sales load of 4.5% of the public offering price and with respect to which the Trust has adopted a Plan of Distribution under Investment Company Act Rule 12b-1 providing for reimbursement of certain distribution expenses in an amount not to exceed 0.50% of the daily average annual net asset value of certain assets of the Fund; and

         WHEREAS, the Trust's Board of Trustees has determined that it is in the interest of the Trust and its shareholders to increase sales of Fund shares so as to achieve economies of scale and facilitate the efficient operation of the Fund and the management of the Fund's portfolio, and to hold and attract a high quality of personnel; and

         WHEREAS, the Board of Trustees has determined that it is therefore in the interest of the Trust, the Fund, and is current and future shareholders to create additional classes of shares with different arrangements for shareholder services or the distribution of shares, or both;

         NOW, THEREFORE, the following Plan is hereby adopted pursuant to Investment Company Act Rule 18f-3.

1.       Classes of Shares.

         The Trust is hereby authorized to issue the following classes of shares, having the characteristics set forth below:

         1.1      Class A.

                  The class of shares heretofore issued by the Trust is hereby designated Class A Shares. It shall continue to have the following characteristics:


                  1.1.1 Initial Sales charge. The Class A Shares shall be subject to a sales charge at the

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                           time of sale as stated in the then current prospectus
                           of the Fund with respect to said Class A Shares. Said sales charges may be waived under the conditions specified from time to time in the Fund's then current Registration Statement on Form N-1A (the "Registration Statement"). Class A Shares as to which the initial sales charge has been waived may be subject to a contingent deferred sales charge under circumstances specified in the Registration
                           Statement.

                  1.1.2 12b-1 Plan. The Current Distribution Plan shall continue to apply to the Class A Shares.

                  1.1.3 Distribution. The Class A Shares shall continue to be sold by Fahnestock and any other broker-dealers with whom Fahnestock may enter into a Selected Dealer's Agreement.

                  1.1.4 Conversion. The Class A Shares shall not be convertible into any other class of shares of the Trust.

         1.2      Class B.

                  The Trust shall issue Class B Shares of the Fund, which shall have the following characteristics:

                  1.2.1 Initial Sales charge. The Class B Shares shall be sold at net asset value and shall not be subject to a sales charge at the time of sale.

                  1.2.2 Contingent Deferred Sales Charge ("CDSC"). The Class B Shares shall be subject to a CDSC as specified in the then current prospectus of the Fund with respect to said Class B Shares. The CDSC may be waived under the conditions specified from time to time in the Registration Statement.

                  1.2.3 12b-1 Plan. The Class B Shares shall be subject to a Plan of Distribution under Investment Company Act Rule 12b-1 which shall provide for a reimbursement to Fahnestock (a) at a maximum annual rate of 0.25% of the average daily net asset value of the Fund attributable to the Class B Shares for expenses of providing personal service to Class B shareholders or the maintenance of


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                           Class B shareholder accounts, or payments by
                           Fahnestock to others for such activities, and (b) at a maximum annual rate of 0.75% of the average daily net asset value of the Fund attributable to the Class B Shares for other distribution expenses related to Class B Shares.

                  1.2.4 Distribution. The Class B Shares shall be sold by Fahnestock and any other broker-dealers with whom Fahnestock may enter into a Selected Dealer's Agreement.

                  1.2.5 Conversion. The Class B Shares shall not be convertible into any other class of shares of the Trust.

         1.3      No-Load Class.

                  The Trust shall issue a No-Load Class of Shares of the Fund, which may also be referred to as "Class N
                  Shares," and which shall have the following characteristics:

                  1.3.1 Initial Sales charge. The Class N Shares shall be sold at net asset value and shall not be subject to a sales charge at the time of sale.

                  1.3.2 Contingent Deferred Sales Charge ("CDSC"). The Class N Shares shall not be subject to a CDSC upon redemption.

                  1.3.3 12b-1 Plan. The Class N Shares shall be issued pursuant to a Distribution Plan providing for reimbursement of expenses the maximum amount of 0.25% of the average net assets of the Fund attributable to the Class N Shares.

                  1.3.4 Distributor. Fahnestock shall be the principal underwriter of the No-Load Shares, which shall be offered to the public directly and through arrangements with other broker-dealers selected by Fahnestock and approved by the Board of Trustees of the Trust from time to time.


                  1.3.5 Conversion. The Class N Shares shall not be convertible into any other class of shares of the Trust.


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2.       Allocation of Expenses.

         Except as expressly set forth above and as hereinafter provided, each class shall bear the expenses of the operation of the Fund based on the respective average daily net asset value of such class. In addition to expenses that are borne specifically by the separate Classes under their respective Distribution Plans, the Trustees may allocate certain other expenses ("Class Expenses") to specific Classes as they deem appropriate. Class Expenses shall be limited to shareholder servicing fees, transfer agency fees identified by the Transfer Agent as attributable specifically to holders of particular Classes of shares; printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy material to current shareholders; registration fees paid to the Securities and Exchange Commission and to state securities commissions; expenses related to administrative personnel and services as required to support holders of specific Classes of shares; legal or accounting fees relating solely to a particular Class or Classes; and Trustees' fees incurred in connection with issues relating solely to a particular Class or Classes. Expenses may be waived or reimbursed by the Fund's investment adviser, principal underwriter, or any other provider of services to the Fund.

3.       Voting Rights.

         Each share, regardless of class, shall be entitled to one vote on any matter submitted to the vote of shareholders, provided, however, that if any matter would affect a particular class differently from any other class, each class shall vote separately on such matter, and provided, further, that a matter that affects some, but not all, classes, shall be submitted to a vote of only the class or classes affected.

4.       Allocation of Income and Realized and Unrealized Capital
         Gains and Losses.

         Subject to the provisions of Section 2 of this Plan relating to allocation of expenses, all items of income, and all realized and unrealized capital gains and losses shall be allocated to each class in direct proportion to the respective net asset value of such class in relation to the net asset value of the Fund.



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5.       Amendment of Plan.

         This Plan may be amended from time to time by a majority vote of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund, provided that no such amendment shall adversely affect the holders of any outstanding shares of the Trust without the vote of a majority of the holders of such class.

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